Amended May 28, 2010

CHARTER FOR THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

OF

ALICO, INC.

1.	PURPOSE

The purpose of the Compensation Committee of the Board of Directors of Alico, Inc. (the “Company”) shall be to:

•	provide oversight of the Company’s compensation policies, plans and benefits programs;

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assist the Board of Directors in discharging its responsibilities relating to (i) oversight of the compensation of the Company’s Chief Executive Officer and other executive officers (including officers reporting under Section 16 of the Securities Exchange Act of 1934), and (ii) approving and evaluating the executive officer compensation plans, policies and programs of the Company; and

•	assist the Board of Directors in administering the Company’s equity compensation plans.

The compensation programs for the Company's executive officers shall be designed to attract, motivate and retain talented executives responsible for the success of the Company and shall of a fixed and variable nature, the fixed component be determined within a competitive framework and the variable component based on the achievement of the Company’s overall financial results, individual contributions, measures of employee development job satisfaction,  and a measure of customer satisfaction.

In furtherance of these purposes, the Compensation Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

2.	MEMBERSHIP AND ORGANIZATION

Composition.  The Compensation Committee members shall be appointed by, and shall serve at the discretion of, the Board. The Compensation Committee shall consist of no fewer than two members of the Board.  Members of the Compensation Committee should also meet any criteria specified by applicable laws, rules and regulations as they are in effect from time to time including, to the extent deemed advisable by the Company, the criteria necessary to qualify as an “Outside Director”  in order to take advantage of any exemption provided by Sections 162(m) of the Internal Revenue Code of 1984, as amended, and the criteria necessary to qualify as a “non-employee director” to the extent required for an exemption from Section 16 (b) under Section 16(b)(3) of the Securities Exchange Act.  Since the Company is a “controlled company” within the meaning of the rules and regulations of the Securities Exchange Commission and the Nasdaq Stock Market, the membership of this Committee is exempt from the independence requirements of such rules and the members of this Committee need not be independent as defined in such rules so long as the Company is a “controlled company” as defined in such rules.

Meetings.  It is anticipated that the Compensation Committee will meet at least two times each year and at such other times deemed necessary to fulfill its responsibilities.

The Compensation Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

Compensation.  Members of the Compensation Committee shall receive such fees, if any, for their service as Compensation Committee members as may be determined by the Board of Directors in its sole discretion.

3.	RESPONSIBILITIES AND DUTIES

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The Compensation Committee shall annually review and approve and recommend to the Board for the CEO and the executive officers of the Company (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) any employment agreement, severance arrangement, a change in control agreement/provision, (e) any signing bonus or payment of relocation costs, and (f) any other benefits, compensation or arrangements. An important objective of the Committee shall be to align the financial interests of executive officers with those of the Company's shareholders by providing significant equity-based, long-term incentives.  The CEO may not be present during voting or deliberations with respect to his or her compensation.

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Specifically with respect to the CEO, the Compensation Committee shall review and recommend to the Board corporate goals and objectives relevant to the compensation of the CEO, evaluate his performance in light thereof, and consider identified and other factors related to the performance of the Company in determining a recommendation to the Board on the compensation level of the CEO.

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The Compensation Committee shall make recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans, oversee the activities of the individuals and committees responsible for administering these plans, and discharge any responsibilities imposed on the Compensation Committee by any of these plans.

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The Compensation Committee shall recommend to the Board issuances under, or any material amendment of, any tax qualified, non-discriminatory employee benefit plan or parallel non-qualified plan pursuant to which a director, officer, employee or consultant will acquire stock or options.

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The Compensation Committee should conduct an annual review of director compensation. This review will include input from the Company's Human Resources department in order to evaluate director compensation compared to other companies of like size in the industry. Any change in Board compensation should be approved by the full Board. Ownership of stock by the Directors is encouraged in accordance with the Company's Director Stock Ownership Policy with which all directors are expected to comply. Failure to comply with this policy will be taken into consideration when directors' are evaluated and nominations are considered.

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The Compensation Committee shall recommend to the Board issuances under, or any material amendment of, any stock option or similar plan pursuant to which a person not previously an employee of the Company, as an inducement material to the individual’s entering into employment with the Company, will acquire stock or options.

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The Compensation Committee shall provide oversight of the Company’s overall compensation plans and benefits programs. The Compensation Committee shall also make recommendations to the Board of Directors with respect to improvements or changes to such plans or the adoption of new plans when appropriate.

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The Compensation Committee shall evaluate on a periodic basis the competitiveness of (i) the compensation of the CEO and the executive officers of the Company and (ii) the Company’s overall compensation plans.

•	The Compensation Committee may form and delegate authority to subcommittees when appropriate.

•	The Compensation Committee shall make regular reports to the Board.

•	The Compensation Committee shall review and reassess the adequacy of this Charter periodically and recommend any proposed changes to the Board for approval.

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The Compensation Committee shall produce a report on executive compensation for inclusion in the Company's annual proxy statement that complies with the rules and regulations of the Securities and Exchange Commission and any other applicable rules and regulations.

•	The Compensation Committee shall perform such other duties as the Board may direct from time to time.

4.	RESOURCES AND AUTHORITY

The Compensation Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special or independent counsel, accountants or other experts or advisors, as it deems necessary or appropriate, without seeking approval of the Board of Directors or management but shall promptly advise the full Board of such engagements.  With respect to compensation consultants retained to assist in the evaluation of director, CEO or executive officer compensation, this authority shall be vested solely in the Compensation Committee.